Subsequent Event - Annual Meeting

The fund held its annual meeting of shareholders on August 15, 2014 to consider the election of directors. The holders of the fund’s VMTP Shares were entitled to elect two of the fund’s directors (in this case, Roger A. Gibson and Leonard W. Kedrowski), and the remaining three directors were elected by the holders of the VMTP shares and common shareholders, voting together as a single class. The number of votes cast for and the number of votes withheld are set forth below.

	Shares Voted For	Shares Withheld
Roger A. Gibson	435	0
John P. Kayser	4,583,306	327,019
Leonard W. Kedrowski	435	0
Richard K. Riederer	4,556,686	353,639
James M. Wade	4,556,686	353,639

Shareholder Meeting Results

A reconvened special meeting of the fund’s shareholders was held on September 15, 2014. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) For each fund, to approve an Agreement and Plan of Merger pursuant to which each fund will merge with and into DRAIF Merger Sub, LLC (the “Merger Sub”), a Massachusetts limited liability company and a wholly-owned subsidiary of Diversified Real Asset Income Fund, a newly organized Massachusetts business trust (the “Acquiring Fund”), with shareholders of each fund receiving newly issued common shares of the Acquiring Fund in exchange for their fund shares (with cash being distributed in lieu of any fractional Acquiring Fund common shares). The following votes were cast regarding this matter:

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
3,058,146	203,197	121,030	—

(2) (a) To approve a new sub-advisory agreement between USBAM and Nuveen Fund Advisors, LLC. The following votes were cast regarding this matter:

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
3,046,166	218,054	118,153	—

(2) (b) To approve a new sub-advisory agreement between USBAM and Nuveen Asset Management, LLC. The following votes were cast regarding this matter:

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
3,047,621	213,021	121,731	—